Exhibit 99.1

Press Release

Contact:    AES Corporation, 703.522.1315

Source:     AES Corporation

AES Prices Senior Unsecured Notes Offering

ARLINGTON, Va.—March 30, 2009 — The AES Corporation (NYSE: AES) today said that it has priced its previously announced private placement of senior unsecured notes, consisting of $535 million principal amount of 9.75% senior notes due 2016.

AES intends to use the net proceeds from the sale of the notes for general corporate purposes, including, but not limited to, refinancing debt or providing working capital. To the extent used to refinance debt, AES may use such proceeds to repay at or prior to maturity $154 million aggregate principal amount of its 9.50% senior unsecured notes due 2009, $214 million aggregate principal amount of its 9.375% senior unsecured notes due 2010, as well as to repay or replace its recently amended $785 million senior secured credit facility or its $600 million senior unsecured credit facility.

The senior notes will not be registered under the Securities Act of 1933, or any state securities laws.  Therefore, the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable securities laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, AES’s accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at AES’s distribution companies and operational performance at AES’s generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in AES’s forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2008 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.